Addendum No. 1

Dated October 15, 2015 to that certain services agreement originally dated as of the 7th day of November 2014 by and between WD SPENCE PROSTHETICS LIMITED, former company name of HCi Viocare Clinics UK Limited, with offices at Kintyre House, 209 Govan Road, Glasgow, Scotland, UK G51 1HJ (the “Company”), and Heleen Françoise Kist, resident of 48 Glencairn Drive, Glasgow, G41 4PR, Scotland, UK (the “Executive”), hereinafter referred to as the “Agreement”.

In accordance with Term 2. – Term of Appointment Subsection 2.1 and Term 3. –Duration of employment of the Agreement, the Company hereby extends the term of this Agreement for a period of one (1) year starting from October 1st 2015 and ending September 30th 2016.

In accordance with Term 11. – Remuneration Subsection 11.1 to the Agreement, the Company hereby increases the remuneration of the Executive to £45,000 (gross) per annum.

This Addendum No. 1 shall inure to the benefit of and be binding upon the parties hereto and their respective assigns, successors and personal representative(s).

The terms and conditions and provisions as contained in the Agreement remain in full force and effect.

This Addendum No. 1 shall be appended to and form a part of the Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 1 to be duly executed and delivered as of the day and year first written above.

The Company Sotirios Leontaritis President	The Executive Heleen Françoise Kist